U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 25, 2008

NUCLEAR SOLUTIONS, INC.
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

5505 Connecticut Ave., N.W. Ste.191, Washington, D.C.	20015
(Address of principal executive offices)	(Zip Code)

Registrant=s telephone number, (202) 787 - 1951

(Registrant=s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events

On April 25, 2008, Fuel Frontiers, Inc., a Nuclear Solutions, Inc. wholly owned subsidiary, entered into an option agreement with Phoenix Coal Corporation (the “Parties”). Fuel Frontiers entered into the agreement for the purpose of securing an opportunity to lease real property in the State of Kentucky owned or controlled by Phoenix Coal Corporation. If the lease option is exercised, Fuel Frontiers may use the property for the production of synthetic fuels derived from coal. Fuel Frontiers is required to pay the sum of Ten Thousand ($10,000) for this option. The Parties are required to meet within sixty days in order to discuss the various site options. When sites are identified, the Parties will negotiate the terms and conditions of a formal lease agreement. Additionally, the Parties intend to enter into a feedstock agreement whereby Phoenix will supply coal for Future Fuel’s proposed synthetic fuel plant. If a formal lease agreement is executed between the Parties, Phoenix will require that Future Fuels construct and operate synthetic fuel plant on the leased site within 42 months. This option agreement may be terminated by any Party upon 30 days notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains many forward-looking statements, which involve risks and uncertainties, such as our plans, objectives, expectations concerning the design and construction of a synthetic fuel production plant in Kentucky. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” “proposed” or other similar words or phrases. Some of these statements include discussions regarding our future business strategy, plans for a synthetic fuel plant and our ability to design, finance and construct a synthetic fuel plant, and generate revenue, income, and cash flow. We wish to caution the reader that all forward-looking statements contained in this Current Report on Form 8-K are only estimates and predictions. Our actual results could differ materially from those anticipated as a result of risk facing us or actual events differing from the assumptions underlying such forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Current Report. We undertake no obligation to update any of these factors or to publicly announce any change to our forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2008	Nuclear Solutions, Inc.

/s/ Kenneth Faith
By: Kenneth Faith
Title: CFO